Exhibit 10.4.6

March 10, 2005

Elda Rudd
222 Meigs Road #16
Santa Barbara, California
93109

Dear Elda:

Re:  Amendment to Employment Agreement

We refer to the employment agreement (the “Agreement”) dated October 24, 2002 between 724 Solutions Inc. (“724”) and you, Elda Rudd. 724 desires and you have agreed to confirm certain amendments to the Agreement, on the terms and conditions set forth in this letter agreement.

In consideration of the foregoing and the mutual agreements contained herein (the receipt and adequacy of which are acknowledged), we and you confirm as follows:

1.	The paragraph of the Agreement entitled “Bonus” is deleted and replaced with the following:

“In addition to your base compensation, you will be eligible to participate in an annual executive bonus program.  Your annual target bonus will be $70,000. Your entitlement to a bonus in respect of any fiscal year shall be based upon the performance guidelines established by the Board of Directors for such year and the actual performance of the Company against those performance guidelines.”

2.	The paragraph of the Agreement entitled “Employment at Will” is deleted in its entirety.

3.	The paragraphs of the Agreement entitled “Termination without Cause” and “Definition of Cause” are deleted and replaced with the following:

“Termination

(a)

Termination of Employment.   Neither 724 nor you makes any representation to the other that employment will continue for a set period of time or that employment will be terminated only under particular circumstances.  Both 724 and you may terminate your employment at any time or for any reason, subject to the provisions of this agreement.

(b)	Termination Obligations. You agree as follows:

(i)

All property, including, without limitation, all equipment, tangible proprietary information (including confidential data), documents, books, records, reports, notes, contracts, lists, computer disks (and other computer-generated files and data), and copies thereof, created on any medium and furnished to, obtained by, or prepared by you in the course of or incident to his employment, belongs to 724 or its affiliates and shall be returned promptly to 724 upon termination of your employment by either 724, for any reason (and whether for Cause or not), or you.

(ii)

All benefits to which you are otherwise entitled shall cease upon your termination for any reason (and whether for Cause or not), unless explicitly continued either under this agreement, under any specific written policy or benefit plan of 724 or its affiliates, or as may be required by statute.

(iii)

Upon termination of employment for any reason (and whether for Cause or not) under this agreement, you shall be deemed to have resigned from all offices and directorships then held with 724 or any subsidiary.  You shall sign any document or do such things that are reasonably required by 724 to give effect to any such resignation.  Should you fail to do so, any director of 724 is hereby irrevocably authorized in your name and on his behalf to sign any document or do any thing that is required to give effect thereto.

(iv) Your obligations under this section “Termination” shall survive the termination of this agreement and the termination of employment for any reason (and whether for Cause or not).

(v)

Following any voluntary termination of employment or termination for Good Reason by you, you shall, where reasonably requested by 724, reasonably cooperate with 724 for a reasonable period of time after such termination of employment in the orderly transition of duties and work assignments to other employees of 724 and its affiliates, provided that 724 continues to pay you compensation on a per diem basis, at a rate equal to your base salary in effect at your date of termination, during any such reasonable period of time that your cooperation is requested.  You shall also reasonably cooperate, at 724’s expense, in the defense of any action brought by any third party against 724 and its affiliates that relates in any way to your acts or omissions while employed by 724 and its affiliates.

(c)	Termination upon Death. If you die during your employment, this agreement shall automatically terminate.

(d)

Termination upon Disability. If during your employment, you shall become physically or mentally incapacitated and as a result thereof you are unable to perform the essential functions of your position with or without a reasonable accommodation, for a continuous period of more than 120 days, then 724 and you specifically agree that this agreement has been frustrated, and therefore 724 is entitled to terminate your employment on one month’s notice or grant you one month’s salary in lieu of notice.

(e)

Termination of Employment Term Without Cause. Subject to Section (g), 724 reserves the right to terminate your employment without Cause at any time upon paying to the you a lump sum amount (the “Severance Amount”) equal to the sum of the following:

	(i)	nine (9) months of your then current base salary; and

	(ii)	the product nine (9) multiplied by your Average Monthly Bonus,

in each case, less statutory deductions and withholdings, which amount the parties agree is pay-in-lieu of reasonable notice. You agree to release 724 and its affiliates from any action, cause of action, claim or demand against 724 or any other person, which may arise as a consequence of such termination and to sign a waiver and release to this effect in a form satisfactory to 724 as a condition to receiving payment under this Section (e). For purposes of this agreement, “Average Monthly Bonus” means an amount equal to the quotient obtained by dividing the total amount of bonus earned by you in the twelve (12) months immediately prior to the date of your termination by twelve (12).

(f)

Termination for Good Reason.  You may terminate your employment for Good Reason at any time.  Upon such termination for Good Reason, 724 shall pay you the Severance Amount.  You agrees to release 724 and its affiliates from any action, cause of action, claim or demand against 724 or any other person, which may arise as a consequence of such termination and to sign a waiver and release to this effect in a form satisfactory to 724 as a condition to receiving payment under this Section (f).  For purposes of this agreement, “Good Reason” will exist at any time following the occurrence of one or more of the following events without your written consent:

(i)

subject to Section (g), the assignment to you of any duties materially inconsistent with your position, authority, duties or responsibilities pursuant to this agreement or any other action by 724 that results in a material diminution in such position, authority, duties or responsibilities;

	(ii)	a reduction in your compensation and benefits as set forth in Schedule “A”; or

	(iii)	relocation, without your consent of your place of employment by more than fifty (50) miles;

provided, however, that you shall not terminate your employment hereunder unless you first give notice of your intention to terminate and the grounds for such termination, and 724 has not, within thirty (30) days following receipt of such notice, cured such Good Reason.

(g)

Special Considerations on Change of Control. Notwithstanding Section (e) and Section (f)(i), you acknowledge and agree that if a Change of Control has occurred, and in connection with that Change of Control, (i) the acquirer (or its affiliate) offers you employment or continues your employment in a position that is, when taken as a whole, comparable in all significant respects to your position, authority, duties and responsibilities with 724 prior to such Change of Control (it being understood that your title, reporting relationship, responsibilities or authority may change as a result of the Change of Control), and (ii) your employment is not terminated by the acquirer (or its affiliate) within twelve (12) months of the Change of Control, then 724 shall not be obligated to pay you the Severance Amount. For purposes of the foregoing, “Change of Control” means any one person, corporation or other entity acquires directly or indirectly (i) 50% or more of 724’s voting securities, or (ii) all or substantially all of 724’s assets.

(h)

Termination of Employment Term for Cause. 724 may at any time and without notice immediately terminate your employment for Cause and you shall have no right to receive any compensation or benefit hereunder (with the exception of compensation earned but unpaid as of the termination date).  For purposes of this agreement, “Cause” will exist at any time following the occurrence of one or more of the following events:

(i)

any willful act of personal dishonesty, fraud or misrepresentation taken by you in connection with his responsibilities as an employee which was intended to result in your substantial gain or personal enrichment at the expense of  724 or its affiliates;

(ii)

your conviction of a felony (other than driving-related offenses), or the equivalent in a jurisdiction other than the United States, on account of any act which was materially injurious to 724 or any of its affiliates, or the reputation of 724 or any of its affiliates, as reasonably determined by the Board of Directors of 724;

(iii)

your willful and continued failure to substantially perform your principal duties and obligations of employment (other than any such failure resulting from incapacity due to physical or mental illness;

provided, that for purposes of this Section (h), no act or failure to act shall be considered “willful” unless done or omitted to be done by you in bad faith and without reasonable belief that the act or omission was in or not opposed to the best interests of  724; provided, further, that 724 shall not terminate your employment under clause (iii) of this Section (h) unless 724 first gives notice of its intention to terminate and the grounds for such termination, and you have not, within thirty (30) days following receipt of such notice, cured such failure.

(i)

Voluntary Termination Period.  you may terminate this agreement upon giving of 12 weeks’ prior notice to 724 (or such lesser period of time as the parties may agree upon), in which case this agreement shall terminate at the expiration of such 12 week period without any other notice or any payment of salary or benefit plan contributions subsequent to the termination of this agreement.

(j)

Repayment of Bonuses and Other Advances.  You agree to permit 724 or its affiliates to deduct the amount of any advanced bonuses or other monies advanced to you during your employment and so designated as advanced amounts, from any compensation due you under this Section “Termination”.

(k)

Treatment of Stock Options, Restricted Stock and Other Securities.  Notwithstanding any other provisions of this agreement, upon any termination of you for any reason and whether for Cause or not, any options, restricted stock or other securities held by you but subject to vesting which is contingent upon continued employment with 724 or its affiliates shall be governed by the provisions of the applicable stock plans and repurchase and award agreements.”

On and after this date, each reference in the Agreement to “this agreement” or “this letter” shall mean and be a reference to the Agreement as amended by this letter agreement.  Except as specifically amended by this letter agreement, the Agreement shall remain in full force and effect and is hereby ratified and confirmed.

This letter agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of California.

Please sign and date this letter in the space provided below to confirm the mutual agreements set forth above.

Yours very truly,

724 SOLUTIONS INC.

By:	[authorized officer]

Name:
Title:

ACCEPTED AND AGREED

/s/ ELDA RUDD

Elda Rudd